Exhibit 3(i)
CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned officer of Express-1 Expedited Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, certifies:
     FIRST: This Certificate of Amendment was authorized and approved by the Board of Directors on January 26, 2007, and by the holders of a majority of the Corporation’s issued and outstanding voting capital stock on June 14, 2007.
     SECOND: Article VII of the Certificate of Incorporation is deleted in its entirety and replaced with the following:
ARTICLE VII
BOARD OF DIRECTORS
     The Board of Directors of the Corporation shall consist of at least one member and no more than nine members, each of whom shall be a natural person. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time in the manner provided in the Bylaws of the Corporation. The directors shall be divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors. The term of office of the initial Class I directors will expire in 2008, the term of office of the initial Class II directors will expire in 2009 and the term of office of the initial Class III directors will expire in 2010. Initial class assignments shall be determined by the Board of Directors. At each annual meeting of stockholders, successors to the directors whose terms expired at that annual meeting shall be elected for a three-year term. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its Chief Financial Officer this June 20, 2007.

EXPRESS-1 EXPEDITED SOLUTIONS, INC.
By:	/s/ Mark Patterson
Mark Patterson, Chief Financial
Officer